Accountants’ Consent

The Board of Directors

Innovative Companies, Inc.

Largo, Florida

We consent to the use, by reference, of our report dated June 9, 2003 relating to the balance sheet as of March 31, 2003 and the related statement of operations, stockholders’ equity and cash flows for the year then ended of Innovative Health Products Inc. in the registration statement on Form S-8 of Innovative Companies, Inc.

BRIMMER, BUREK & KEELAN LLP

Tampa, Florida

July 30, 2003